UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    July 11, 2022

SOUND FINANCIAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35633	45-5188530
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2400 3rd Avenue, Suite 150, Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (206) 448-0884

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SFBC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 11, 2022, the Board of Directors of Sound Community Bank (the “Bank”), the wholly-owned subsidiary of Sound Financial Bancorp, Inc. (the “Company”), entered into an amended and restated supplemental executive retirement plan agreement with Laura Lee Stewart, its President and Chief Executive Officer, which agreement was originally adopted effective December 30, 2011 (the “2011 SERP”). The Bank’s obligations under the 2011 SERP are funded by an annuity owned by the Bank, with the annuity designed to provide lifetime benefits to Ms. Stewart following her separation from service.

Under the terms of the 2011 SERP, as amended, upon Ms. Stewart’s termination of employment with the Bank for any reason other than death, she will be entitled to receive a monthly retirement benefit equal to the amount which would be paid from the annuity each month for life commencing on the first day of the month following her separation from service (as defined in the 2011 SERP), subject to a six-month delay if required by Section 409A of the Internal Revenue Code. Based on assumptions made in 2021 with respect to the date of Ms. Stewart’s future separation from service and her remaining life expectancy, the 2011 SERP was projected to provide supplemental retirement benefits of $96,390 per year for life. These assumptions are subject to change each year, and the amount of the annual retirement benefit provided by the 2011 SERP will likely increase until Ms. Stewart actually has a separation from service. Prior to the amendment and restatement of the 2011 SERP, the 2011 SERP provided for a fixed retirement benefit of $78,030 per year.

Ms. Stewart has reached her normal retirement age of 65 under the 2011 SERP and is fully vested in her retirement benefit. As a result, the provisions regarding the amount of benefits payable in the event her employment was terminated prior to normal retirement age are no longer applicable, including those provisions regarding disability, early retirement or vesting upon a change in control.

The 2011 SERP was also amended to clarify that the death benefit is only payable in the event Ms. Stewart dies before the commencement of her retirement benefits. In the event of Ms. Stewart’s death prior to the commencement of her retirement benefits, her beneficiary will be entitled to a single lump sum payment within 90 days thereafter in an amount equal to the Bank's accrual for her retirement benefit under the 2011 SERP as of the date of death, or approximately $1.1 million at December 31, 2021.

Item 9.01 Financial Statements and Exhibits

Exhibit No.         Description

10.1                     Amended and restated supplemental executive retirement plan agreement between Sound Community Bank and Laura Lee Stewart, dated July 11, 2022
104                      Cover page interactive data file (embedded within the Inline XBRL document)

(Signature page follows)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUND FINANCIAL BANCORP, INC.

Date:	July 13, 2022	By:	/s/ Laura Lee Stewart
Laura Lee Stewart, President and CEO

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